CONSENT OF INDEPENDENT AUDITORS

We consent to the use in Post-Effective Amendment No. 9 to Registration Statement No. 33-48066 of Prudential Dryden Fund of our reports on the financial statements of The Prudential Institutional Fund-Stock Index Fund and The Prudential Institutional Fund-Active Balanced Fund dated November 13, 1996, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the headings "Financial Highlights" in each Prospectus, which is a part of such Registration Statement, and "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" in the Statement of Additional Information.


/s/ Deloitte & Touche LLP


Deloitte & Touche LLP
New York, New York
June 16, 1997